Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (including any amendments hereto as are in effect from time to time “Agreement”) is made as of the 7th day of April, 2008 by and between Jennifer Coberly (“Executive”) and Point Blank Solutions, Inc., a Florida corporation ( alone or together with all divisions, subsidiaries and groups, the “Company”).

In consideration of the mutual covenants contained in this agreement, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Agreement to Employ.

The company herby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement. Executive represents and agrees that (i) she is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in a breach by her of any agreement to which she is a party or by which she may be bound, (ii) she has not violated, and in connection with her employment by the Company will not violate, any non-solicitation or similar covenant to which she is or may be bound, and (iii) in connection with her employment by the Company, she will not use any confidential or proprietary information she may have obtained in connection with her employment by any previous employer.

2.	Term.

The Company agrees to employ Executive, and Executive agrees to be employed by the Company, subject to the terms and conditions of this agreement , for the period commencing on the 7th of April, 2008 (the “Effective Date”) and terminating on the third anniversary of the Effective Date, unless earlier terminated as provided in Section 7, provided that such initial term shall be extended automatically for successive one-year periods unless the company shall have provided notice to the Executive not less than 30 days prior to the expiration of the initial term or any such extension of its intention not to extend the Employment Period, as defined below. The period during which the Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Period.”

3.	Employment Duties.

3.1 Titles and Duties. During the Employment Period, Executive shall be employed by the business of the Company. Executive shall serve as General Counsel and Secretary of Point Blank Solutions, Inc. and may also assume similar positions or other positions with subsidiaries and affiliates of Point Blank Solutions, Inc. Executive shall devote substantially all of her working time efforts to the performance of her duties under thus agreement. Executive’s duties and responsibilities shall include those customarily assigned to the General Counsel and Secretary of a public company and such other duties and responsibilities consistent with Executive’s title(s) as Board of directors or the Chief Executive Officer shall specify from time to time, including without limitation, taking overall responsibility for all legal natters affecting the Company and its subsidiaries, supporting the Board of Directors and committees thereof, supervising internal and external counsel of the Company and its subsidiaries, and reviewing all public releases and fillings of the company.

3.2 Location/Travel. In performing her duties hereunder, Executive shall be available for reasonable travel, as the needs of the business of the Company may require. It is expected that Executive shall be based and shall perform her duties primarily at the company’s Pompano Beach, Florida facility.

4.	Compensation/Benefits.

In consideration of Executive’s services hereunder, the Company shall provide Executive the following:

4.1 Base Salary. During the Employment Period, the Executive shall receive an annual rate of base salary of $280.000.00 which the Company shall pay at semi-monthly intervals, or otherwise at such intervals (not less frequently than monthly) as are use generally for the Company’s senior executives. The base salary shall be increased $10,000 on the first anniversary and $10,000 on the second anniversary of your employment with the company.

4.2 Bonuses. Commencing at the close of each fiscal year of the Company during the Employment Period, the Company shall review the performance of the Company and of Executive during the prior fiscal year, and the Company may provide Executive with additional compensation as a bonus if the Board of Directors, any Compensation Committee thereof, in its sole discretion, determines.

4.3 Equity-Based Compensation. Effective on the Effective Date, to induce Executive to enter into this Agreement, Executive will be granted by the Company warrants to purchased 300,000 shares of common stock of the company, pursuant to a separate award agreement. Such warrants will have a term of 10 years from the Effective Date. On the Effective Date 10% of such warrants shall be vested and exercisable, 30% of such warrants shall vest and become exercisable on each of the first, second and third anniversaries following the Effective Date. The warrants shall have an exercise price equal to the closing price per share of the company’s common stock on the Effective Date, as set forth in the Award Agreement. The warrants will be subject to such other terms and restrictions as are set forth in the Award Agreement, the terms of the Award Agreement shall take precedence. The Company will reserve for insurance the number of shares of common stock underlying the warrants and, as promptly as practicable once it is in compliance with applicable reporting and other requirements, shall use its best efforts to file a registration statement with respect to such shares and to cause such registration statement to remain effective until the end of the term of such warrants.

4.4 Vacation. Executive shall be entitled to 15 days of paid vacation in each year during the Employment Period (in addition to Federal holidays observed by the Company). Unused vacation shall not be carried over to subsequent year.

4.5 Expenses. Executive shall be entitled to reimbursement of reasonable business expenses incurred in carrying out her duties for the Company, provided that such expenses are evidenced by appropriate documentation and submitted in accordance with Company policies and procedures.

4.6 Other Benefits. The company shall provide to Executive such other benefits, including the right to participate in medical, savings, deferred compensation and other benefit plans and arrangements as are made generally available to other senior executives of the Company from time to time.

5.	Indemnification.

5.1 Indemnify. To the fullest extent permitted by law, the Company shall indemnify Executive with respect to any actions commenced against Executive in her capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Company, or any affiliate thereof, for which Executive may render service in such capacity, whether by or on behalf the Company, its shareholders or third parties, and the Company shall advance to Executive on a timely basis as an amount equal to the reasonable fees and expenses incurred in defending such actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Company, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not limitation of any other right to indemnification or exoneration to which Executive is entitled at law, or under the governing organizational documents and/or policies of the Company. The Company agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for Executive.

6.	Covenants and Confidential Information.

6.1 Restrictive Covenants. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of her duties and responsibilities during the Employment Period. In light of such reliance and expectation on the part of Company, during the applicable period hereafter specified in Section 5.3, executive shall not, directly or indirectly, do or suffer either of the following:

6.1(A)

6.1.1 Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as an Executive, agent, representative, consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm association or other business entity engaged in the business of, or otherwise engage in the business of, manufacturing, selling or distributing body armor or body armor related products, an other products manufactured, sold or distributed by the Company from time to time, within the United States in direct or indirect competition with the Company or any of its affiliates;

6.1.2 Solicit any business or contracts from any customers of the Company or its affiliates, any past customers of the Company or its affiliates, or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the twelve (12) month period preceding the expiration or termination of the Employment Period), expect as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the company or its affiliates;

6.1.3 Induce or attempt to induce any such customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive’s position with the Company and then only furtherance of the business interests of the Company and its affiliates;

6.1.4 Solicit or induce or attempt to solicit or induce any executive or employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any person who was an executive or employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

6.1.5 Direct or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any products or services offered by any of them, nor shall Executive engage in any other conduct or make other statement that could be reasonably expected to impair the goodwill of any of the Company or any if its affiliates, the reputation of any products or services of the Company or any of its affiliates or the marketing of such products or services.

6.1(B)

6.1.6 Disclose, divulge, discuss copy or otherwise use or suffer to be used in manner, other than in accordance with Executive’s duties hereunder (and in a manner not in violation or conflict with applicable laws and regulations), any confidential or proprietary information relating to the Company’s or any of its affiliates businesses, prospects, finances, operations, pricing, products research and development or properties or other trade secrets of the Company or any affiliates, it being acknowledged and agreed by Executive that all such information regarding the business of the Company or any of its affiliates compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (a) is clearly obtainable in the public domain; (b) becomes obtainable in the public domain. Other than by reason of the breach by Executive of the terms hereof or breach by another person barred by a duty of confidentiality to the Company; or (c) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

6.2 Litigation; Cooperation. If this Agreement is terminated by the Company other than for Cause or by the Executive for Good Reason (as defined herein), the Executive agrees that, for up to 12 months following the date of termination, she will provide to the Company and its affiliates truthful and complete cooperation including, but not limited to, the Executive’s appearance at interviews and depositions at reasonable times in all regulatory or litigation matters and proceedings relating to the Company and its affiliates, and to provide to the Company’s legal Counsel, upon request, all documents and materials in her possession or under her control relating to such matters and proceedings, all at no additional compensation to the Executive, provided that the company shall reimbursed promptly the Executive for all reasonable expenses, including attorney’s fees and other expenses, as well as pay to the Executive any amount of salary forfeited and including with respect to vacation time consumed by him during any time spent by Executive in connection with the foregoing.

6.3 Applicable Periods. The applicable periods shall be: (a) so long as Executive is an Executive of the Company; and (b) for a period of twelve (12) months after termination of employment or the expiration of the Employment Period.

6.4 Injunctive Relief. Executive agrees and understands tat the remedy at law for any breach by her of this Section 5 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 5 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 5 which may be pursued or availed of by the Company.

6.5 Acknowledge by Executive. Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon the Company under this Section 5, and hereby acknowledges and agrees that the same are reasonable in time and territory, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

7.	Proprietary Rights.

7.1 Copyrights. At all times during the Employment Period, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. At all times during the Employment Period, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company to agrees to pay expenses associated with such copyrights registration. Works of authorship created by Executive for the Company in performing her responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S Copyright Act. In addition, Executive hereby assignees to the Company all proprietary rights, including but not limited to, all patents copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executives’ access to confidential information of the Company during the Employment Period.

7.2 Know-How and Trade Secret. All know-how and trade secret information conceived or originated by Executive which arises out of the performance of her obligations or responsibilities under this Agreement during the Employment Period or otherwise shall be the property of the Company, and al rights therein are by this Agreement assigned to the Company.

7.3 Joint Ventures, etc. If, during the employment Period, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the company and third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the board of Directors of the Parent, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

7.4 Return of Materials. Upon termination of the employment Period, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in her possession or under his control.

8.	Termination.

8.1 Death or Disability. This Agreement shall terminate automatically upon the Executive’s death or upon a determination by the Board of Directors to terminate the Executive’s employment as a result of her disability during the employment Period. For purposes of this Agreement. “disability” shall mean a physical or mental disability that prevents or can be reasonably expected to prevent the performance by the Executive of her duties hereunder for a continuous period of 90 days or longer in any 12-month period. Determination of disability shall be supported by the report of an independent physician reasonably acceptable to the Company and Executive (or her representative), taking into account competent medical evidence, and otherwise shall be in accordance with the Americans with Disabilities Act and other applicable laws.

8.2 Termination by the Company. The Company may terminate the Executive’s employment during Employment Period for Cause or without Cause. For purpose of this Agreement, “Cause” shall mean the Executive’s (i) engaging in fraudulent or dishonest conduct (as determined by finding, order judgment or decree in any court or administration or investigative) that the Board reasonably determines has or would have a material adverse impact or Company, its affiliates or their respective businesses; (ii) conviction of, or entering a plea of nolo contender to, a felony criminal offense or comparable level of crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform her material employment-related duties or responsibilities or intentionally engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of her material employment-related duties or responsibilities; or (v) breach of any material provision of this Agreement (in the case of (iii), (iv) and (v) above, that is not cured by the Executive within 30 days following receipt by the Executive of notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by the Board no later than 45 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination for cause. A termination of the Executive by the Company shall not be a termination for Cause for the purposes of the Agreement unless the determination to so terminate the Executive’s employment is made by a resolution of the Board (excluding the Executive) following a meeting convened upon not less than 10 days noticed to the Executive and at which the Executive and her legal counsel, if any, shall have had a reasonable opportunity to be heard by the Board.

8.3 Termination of Executive. The Executive may terminate her employment with or without Executive’s written consent: (i) a material diminution of Executive’s duties and responsibilities, or the assignment of responsibilities that are materially inconsistent with her position and responsibilities hereunder; (ii) a reduction of the Executive’s base salary, annual bonus or long-term compensation opportunity (it being understood that reduction of the dollar failure to achieve target performance objectives shall not constitute a reduction in Executive’s bonus opportunity) or of the benefits made available to executive as described herein; (iii) requiring Executive’s primary place of business to be located other than in south Florida (Broward, Dade or Palm Beach counties) or in the vicinity of Executive’s home residence address; (iv) a material breach by the Company of any other provision of this Agreement, in each case that is not cured by the Company within 30 days after its receipt from the Executive of written notice setting forth in reasonable detail the circumstances giving rise to such Good Reason.

8.4 Termination Procedures. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated to the other party by a notice of termination given in accordance with this Agreement. For purposes of this Agreement, a “ notice of the termination’ means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extend applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination under such provision; (iii) subject to this paragraph, specifies the date termination (as defined below). For the purposes of this Agreement, “date of termination” means (a) if the Executive’s employment is terminated other than for Cause or by reason of death or disability, 90 days following the receipt of the notice of termination, and (b) if the Executive’s employment is terminated for Cause or by reason of death or disability, the date of death or the date of the Board’s determination of Cause or of Executive’s disability, in accordance with this Agreement, provided that the Company may elect to pay the Executive (at the rate of her of her base salary then in effect) in lieu of part or all of such notice period preceding the date of termination.

8.5 Effect of Termination. Effective as of any date of termination or, if earlier, as of any date specified by the Company at or following the delivery of a notice of termination, the Executive shall resign, in writing, from all Board memberships and all other positions held by him with the Company and its affiliates.

8.6 Obligations of the Company upon Termination.

8.6(A)

8.6.1 General. If, during the Employment Period, the Executive’s employment terminates for any reason, the Executive (or her estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid base salary through the date of terminate, and (ii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which the terms thereof (including, without limitation, amounts deferred under deferred compensation and similar plans, if any).

8.6(B)

8.6.2 Other than for cause, death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause, death or disability, or if the Executive terminates her employment for Good Reason, the Company shall, subject to Executive’s continued full performance of her obligations set forth in Section 5 hereof, in addition to the amounts payable under paragraph (a) above, pay to the Executive (or his estate, beneficiary or legal representative), in twelve equal monthly installments commencing on the first day of the month following the date of termination, an equal to the Executive’s annual base salary then in effect. In addition, the Executive and the Executive’s eligible spouse, dependents and beneficiaries will continue to be eligible to participate in the in the company’s health, medical, disability, life and other insurance plans (subject to Executive’s making required contributions to such plans) for a period of twelve months following the date of termination (or the Company will provide equivalent benefits for such period), provided that all such continuing benefits shall cease upon the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

9.	Notice.

Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier or by express, registered or certified mail, postage prepaid, return receipt requested, and addressed, (i) if to the company, to Point Blank Solutions, Inc. 2101 SW 2nd Street, Pompano Beach, Fl, 33069 Attn: Chief Executive Officer, with a copy delivered to the same address, Attn: General Counsel, and (ii) if to Executive, to him at the address set forth in the initial paragraph hereof (or to such other addresses as may be provided by either party by notice). Notice shall be effective two (2) days after it is delivered by any overnight courier, upon receipt if delivered by mail, or immediately if delivered by hand.

10.	Miscellaneous.

This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements, terms sheets or understandings. This Agreement may not be assigned by Executive, and may not be assigned by the Company except in connection with a sale of substantially all of the assets or stock of the Company and shall be binding upon, and inure to the benefits of, the Company’s successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

11.	Amendment.

This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be writing and signed by Executive or an authorized officer of the Company, as the case may be.

12.	Severability.

The provisions of this Agreement are severable. The invalidity of any provision shall nor affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extend permitted by law.

13.	Resolution of Disputes; Enforcement.

Any controversy or claim seeking equitable relief pursuant to this Agreement, all controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement hereof and all other disputes between the parties in connection with the employment of the Executive shall be referred for arbitration to be held in Miami, Florida ( or such other location as the Company and Executive shall agree) to a neutral arbitrator selected by Executive and the Company, and this shall be the sole and exclusive manner in which to resolve such controversy or claim hereunder (other than for injunctive relief that may be required by either party) The arbitration shall be conducted in accordance with the Employment Arbitration Rules ( the “Rules”) of the American Arbitration Association (“AAA”) in affect at the time of the arbitration. If the parties are not able to agree upon neutral arbitrator, then an arbitrator shall be selected in accordance with the rules and proceeding hereunder, provided that the arbitrator shall be entitled to award to the prevailing party reimbursement of its reasonable legal costs and expenses (including with respect to the arbitrator and the AAA).

14.	Survivorship.

The provisions of Sections 4,5 and 6 Agreement shall survive Executive’s termination of employment. Other provisions of this Agreement shall survive any termination of executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations.

15.	Withholding.

All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements.

16.	Counterparts.

This Agreement may be executive in two or more counterparts, each of which shall be deemed to be original but all of which together shall constitute one and the same instrument. The executive of this Agreement may be by actual of facsimile signature.

17.	Definition of Term.

The terms “affiliate,” when used in this Agreement with respect to any person, means any other person that, directly or indirectly, controls, is controlled by or is under common control with the first person. The term “person,” when used in this Agreement, means any natural person or equity with legal status.

18.	Governing Law.

This Agreement shall be construed and regulated in all respects under the internal laws of the State of Florida, without regard to principles of conflict of laws of such state.

19.	Captions.

All captions are provided for convenience, do not form a part of this Agreement, and are not admissible for purposes of construction.

IN WITNESS OF, this Agreement is entered into as of the date first written above.

POINT BLANK SOLUTIONS, INC.

By:
Larry R. Ellis, President / CEO:

20.	Expenses: Executive shall adhere to the following Employer policies:

20.1 Transportation.

21.1.1 Company Vehicles. Whenever an employee of Employer operates a company vehicle, the employee is responsible for operating the vehicle properly in accordance with the manufacturer’s instructions. Any traffic violations, citations or summonses, etc., issued against a company vehicle or its operator are the responsibility of the person operating the vehicle at the time the infraction occurred. Employees who accepted company vehicles in order to carry out the duties of their position with Employer are totally responsible for compliance with vehicular laws and the mechanical and cosmetic condition of the vehicle. Employer has developed company policies and procedures which are designed to prevent driver neglect. Whenever there is driver neglect, the employee assumes the financial responsibility associated with the damages. Employees who do not have an auto allowance and who use their personal vehicles for approved Employer business shall be reimbursed at the maximum deductible reimbursement rate allowed by the Internal Revenue Service at the time such approved business expense is incurred.

20.1.2 Rental Automobile. A rental automobile may be used only when approved in advance by the employee’s manager, because other means of transportation are unavailable, more costly, or impractical. Employees are to take advantage of the discounts or special rates available. The Corporate Administration Department will advise as to such vendors.

Compact or standard (intermediate) rate cars are to be rented wherever possible rather than premium rate cars. Advance reservations are to be made, as this will normally ensure compact or standard rates even though a compact or standard rate car is not available at check-in-time. If a premium rate car is used the reason for such is to be indicated on the expense account.

All reimbursement claims for use of rental automobiles must exclude charges resulting from personal use.

The major automobile rental agencies generally provide the lessee with public liability, comprehensive fire and theft, and $100 deductible collision insurance, the cost of which is included in the rental fee. For a slight additional charge the collision deductible can be removed. This additional collision protection should be purchased by the employee, since any claims will be the personal liability of the employee. Employer will reimburse the cost of the additional insurance.

It is recommended that, whenever possible, employees rent automobiles only from agencies which provide insurance as indicated above and which insurance will not be impaired by the intended use of the car (i.e., using two or more drivers, leaving the state, etc.).

Some automobile rental agencies may not provide insurance for the benefit of the lessee. It is the employee’s responsibility to make sure that adequate insurance is provided. Where insurance is not included as part of the rental fee, the company will reimburse the employee for the additional charge to secure the following coverage: public liability - up to limits of $100,000 to $300,000.

In addition to the charge card and receipt, also attach the automobile rental company receipts (reflecting the kind of car, miles driven, etc.) to the expense account.

20.1.3 Commercial Air Travel. All airline travel reservations will be made by Corporate Administration. Only economy class accommodations (tourist fare, shuttle flights, etc.) are to be used. No first class travel is authorized.

All ticket stubs, including excess baggage charges and credit slips received are to be attached to the expense account. Any unused portion of a ticket, purchased by the employee for cash, should be returned by the employee to the airlines to obtain the refund and deducted from the expense account.

20.1.4 Carfare and Travel. Reasonable carfare expenses are reimbursable when their use is necessary. The most economical means of transportation should always be used (e.g. limousine service instead of a taxi).

20.1.5 Inconvenience Payments by Airlines or Car Rental Agencies. When checks or certificates are issued as an inconvenience payment by airlines or car rental agencies, they should be accounted for to Employer through the expense account procedure.

20.2 Expenses of Other Employees. Normally employees are not to include in their expense accounts meals for other employees. Except under the most unusual circumstances, requiring advance approval by the employee’s manager, or where non-Employer personnel are involved as provided under “business entertainment”, meals or entertainment provided to another employee are not reimbursable.

20.3 Trip Detail. When reporting expenses, the following information is required: (1) dates of departure and return for each trip; (2) the names and locations of departure points and designation or locality; and (3) the business reason for the travel or nature of the business must be indicated. For customer calls, customer’s name and address is required.

20.4 Substitution of Expenses. Reimbursement will not be made for any expenditure which is in lieu of the normally reimbursable type of expense (e.g., when an employee elected to stay at a relative’s or friend’s home instead of commercial lodging). In addition, the cost of any gift, meal or entertainment that may be provided to the employee as a token of appreciation is not reimbursable.

20.5 Tips. Reasonable tips for bellhops, chambermaid, porters, meals, taxis and the like are reimbursable. Tips for meals, entertainment and taxi are to be included with the cost of those items.

20.6 Telephone and Telefaxes. Telephone and telefax expenses are reimbursable when incurred in connection with company business. Normally, this expense is supported by an entry on the hotel bill. When the employee charges business calls to his home telephone or personal credit card, the detailed bill is to be attached.

20.7 Local Travel. Lunches will not be reimbursed unless “business meal” requirements are met. See the business meals section.

20.8 Non-Local Travel. Reimbursement for reasonable actual meal expenses but not exceeding $25.00 per day, allocated as follows: $5.00 for Breakfast; $20.00 for Dinner. If any meal is provided in some other way, the Diem is reduced by that appropriate amount (e.g., conference fee included luncheon).

20.9 Alcoholic Beverages. Alcoholic beverage expenses are not reimbursable, except when incurred in connection with non-Employer personnel under the conditions covered by the business meals and other business entertainment section.

20.10 Business Meals. Business related expenses for food or beverages, furnished under circumstances which are generally considered to be conducive to a business discussion (taking into account the surroundings in which furnished and the relationship to Employer business of the persons to whom the fund or beverages are furnished), are reimbursable when authorized by the employee’s Manager. The following detail is required: (1) cost (including tips and tax, if any); (2) date; (3) name and location of restaurant; (4) indication of whether the meal is breakfast, lunch, or dinner; (5) names, titles, or other designations and business relationships; and (6) business reason.

20.11 Lodging. Commercial-type accommodations and rates are to be requested at all times when reservations are made; commercial or special (guaranteed) rates are available at certain hotels and motels and such accommodations should be selected. Room expenses, including tax, are to be entered by day and receipts are to be attached to the expense account. Charges to the hotel bill for other than lodging are to be entered by day under their proper classifications.

20.12 Receipts. All original receipts must substantiate each expenditure regardless of amount. The receipt(s) must show the amount, date, place, and nature of expenses. Since we must substantiate (bills or receipts) for tax purposes, the documents must be securely attached to and submitted with the expense account. If employees require copies of such documents for their personal use, they should arrange to have copies made before submitting the originals. Wherever possible, expenses should be charged to a charge card and the charge ticket used as a receipt. Restaurant bill stubs are unacceptable as receipts. If a meal could not be charged, obtain a full size receipt imprinted with the establishment’s name and date.

20.13 Approvals. Expense accounts are to be signed by the employee and approved by the employee’s manager or, in her absence, by the next higher level of management, in the line of authority that is properly concerned with, and has responsibility for the expenditure. It is the approving manager’s direct responsibility to thoroughly review all expenditures for appropriateness and reasonableness, and to ensure that all required supporting documents are attached. It is also her direct responsibility to ascertain that an adequate explanation is shown on the expense account for unusual items or charges in excess of normal. Executive shall have all expenses reimbursed within 30 days of receipt of expense report after received by employer.

21.	Termination of Employment Period.

21.1 By Employer: Cause. Employer may, at any time during the Employment Period by notice to Executive, terminate the Employment Period “for cause” effective immediately. Such notice shall specify the cause of termination. For purposes of this Section 6.1, “for cause” means (i) willful and continued failure by Executive to perform her duties hereunder (other than as result of incapacity due to illness or injury), after a demand for performance is delivered to Executive by the Employer, which identifies the manner in which the Employer believes that Executive shall not have performed her duties, (ii) willful misconduct by Executive which is demonstrably and materially injurious to the Employer, monetarily or otherwise, (iii) commission by Executive of an act of fraud or embezzlement resulting in material economic harm to the Employer, (iv) the conviction of Executive of a felony involving moral turpitude (other than driving while intoxicated), (v) insubordination, and (vi) any violation of any rule or regulation that may be established from time to time for the conduct of Employer’s business.

21.2 By Executive: Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period “for good reason” effective immediately. Such notice shall specify the cause of termination. For purposes of this Section 6.2, “for cause” means a material or significant change in Executive’s duties or responsibilities as a Sales Representative, or the position of employment with Employer held by Executive, without Executive’s prior written consent and which is not cured within 30 days after written notice therefore to Employer.

21.3 Disability. During the Employment Period, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Executive shall be unable to perform her substantial duties under his Agreement for (i) a continuous period of at least 90 days, or (ii) periods aggregating at least 180 days during any period of 24 consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder pursuant hereto, Executive shall be deemed disabled (“the Disability”) and Employer, by notice to Executive shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the County Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

21.4 Death. The Employment Period shall end on the date of Executive’s death.

21.5 Termination Compensation. Executive shall not be entitled to compensation following the termination of the Employment Period in accordance with this Section 6 (except for Base Salary through the date of termination of the Employment Period, and commissions on sales by Executive of merchandise or products of Employer through the date of termination of the Employment Period in accordance with Section 4.3 of this Agreement).

22.	Location of Executive’s Activities

Executive’s principal place of business in the performance of her duties and obligations under this Agreement shall initially be at 2102 SW 2nd Street, Pompano Beach, Florida 33069 or thereafter at an alternate Employer location within reasonable commuting distance of such initial location. Notwithstanding the preceding sentence, Executive will engage in such travel and spend time in other places as may be necessary or appropriate in furtherance of her duties hereunder.

23.	Miscellaneous

23.1 Notice. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth in the heading of this Agreement, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein. Any notice to Employer shall be marked and posted to the attention of Frank Irwin.

23.2 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

23.3 Confidential Information. Executive shall not at any time whether during the Employment Period or thereafter, disclose or use (except in the course of her employment hereunder and in furtherance of the business of the Employer, or as required by applicable law) any confidential information, trade secrets or proprietary data of the Employer.

23.4 Restrictions on the Use of Confidential Information. Executive agrees and covenants as follows:

24.4.1 All documents and other material made or compiled by Executive during the Employment Term, and any copies thereof, whether or not containing Confidential Information, are and shall be the property of Employer and shall be delivered to Employer by Executive upon request by Employer. Executive will treat as trade secrets all Confidential Information acquired by him prior to or during the Employment Term, and will not use any such Confidential Information for her own benefit nor disclose it or any part of it to any person, firm or corporation (other than Employer) without the prior written consent of Employer unless such disclosure is required by law or in response to a legal order or unless such Confidential Information has become generally available to the public other than through the breach by Executive of the terms hereof.

24.4.2 All ideas, reports and other creative works conceived by Executive during the Employment Term and relating to Confidential Information shall be timely disclosed to Employer and shall be the sole property of Employer; and Executive4 shall execute and deliver any and all assignments and other agreements necessary or appropriate to effect the foregoing.

24.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Tennessee applicable to agreements made and to be performed therein.

24.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

24.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

24.8 Severability. If any provision of this Agreement or a part thereof is held to be unenforceable by a court of competent jurisdiction, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

24.9 Waiver of Compliance. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

24.10 Entire Agreement. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. This Agreement supercedes any prior agreement between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:		EXECUTIVE:

POINT BLANK SOLUTIONS, INC		/s/ Jennifer R. Coberly

By:	/s/ Larry Ellis

As its:	Chief Executive Officer